Exhibit 99.1

Moleculin Announces World Health Organization Approval of “naxtarubicin” as International Non-Proprietary Name for Annamycin

Annamycin has the potential to be safer and more effective than current prescribed anthracyclines to treat serious, hard-to-treat cancers

Ongoing pivotal, adaptive Phase 3 clinical trial (the “MIRACLE” trial) evaluating Annamycin for the treatment of acute myeloid leukemia (AML); Interim data readout expected in the second half of 2025

HOUSTON, May 6, 2025 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat cancers and viral infections, today announced that the International Nonproprietary Names (INN) Expert Committee of the World Health Organization approved “naxtarubicin” for the non-proprietary name of the Company’s next-generation anthracycline in development, Annamycin. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases and the Company believes it may have the potential to treat additional indications.

“The assignment of the non-proprietary name represents an important step in the development and potential future commercialization of Annamycin. The INN naming process meticulously evaluates proposed drug names for adherence to nomenclature guidelines and potential conflicts, followed by expert consensus and public review. With this INN now given and prior approval by the United States Adopted Names (USAN), we have the ability to establish a universally recognized and conflict-free nonproprietary drug name for Annamycin,” said Walter Klemp, Chairman and CEO of Moleculin. “Looking ahead, our team remains focused on the successful execution of our ongoing pivotal, adaptive design Phase 3 MIRACLE trial of Annamycin for the treatment R/R AML and look forward to reporting initial data in the second half of 2025.”

Commonly referred to as a generic name, each INN is a unique name used to identify pharmaceutical substances or active pharmaceutical ingredients. Each active substance that is to be marketed as a pharmaceutical must be granted a unique name of worldwide acceptability to ensure the clear identification, safe prescription and dispensing of medicines to patients. Nonproprietary names are intended for wide use ranging from labelling and product information to drug regulation and scientific literature. Moleculin expects to transition to the use of naxtarubicin in the near-term.

The Company is currently evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia in the pivotal, adaptive design Phase 3 MIRACLE trial (MB-108). This Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) is a global trial, including sites in the US, Europe and the Middle East. Patient dosing has commenced, and the initial data readout is on track for the second half of 2025. For more information about the MIRACLE trial, visit clinicaltrials.gov and reference identifier NCT06788756

1 WHO Drug Information, Vol. 39, No. 1, 2025, pg. 217

Annamycin currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the European Medicines Agency (EMA).

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

In March of this year, the Company initiated recruitment of patients into its MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study is subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the timing of the initial data readout in the MIRACLE trial. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
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Jenene Thomas

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